EXHIBIT 11

          Earnings Per Common and Common Equivalent Share

Adjusted net earnings and adjusted number of common shares used in the computation of net earnings per common share were determined as follows :

                                   Eleven Months Ended
                                   September 26, 1997
                                                Full
Adjusted Net Earnings             Primary     Dilution (1)

Net earnings                       $   2,000      $ 2,000

Add: reduction in interest
     expense, net of income taxes       --          --

Adjusted net earnings              $   2,000    $   2,000

Adjusted Number of Common Shares

Weighted Average Common Shares
     Outstanding                   8,146,014    8,146,014


Incremental shares for assumed
    exercise of outstanding
    stock options and warrants         5,400       95,425

Adjusted number of common shares   8,151,41     8,241,439

Net loss per common share           $ 0.00       $  0.00


NOTE (1) These calculations are submitted in accordance with:  Regulation S-K
         Item 601(b)(11) although the calculations are not required pursuant to Paragraph 40 of APB Opinion No.15 because the effects are less than 3%.